EXHIBIT A: Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned individually acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of such person and that subsequent amendments to this statement on Schedule 13G may be filed on behalf of such person without the necessity of filing an additional joint filing agreement.

Date: February 22, 2022

Post Oak Energy Holdings, LLC

By:	/s/ Philip A. Davidson
Name:	Philip A. Davidson
Title:	Member

Post Oak Energy Capital, LP

By:	/s/ Philip A. Davidson
Name:	Philip A. Davidson
Title:	Member

Frost W. Cochran

By:	/s/ Frost W. Cochran

Philip A. Davidson

By:	/s/ Philip A. Davidson

Clint S. Wetmore

By:	/s/ Clint S. Wetmore

Ryan J. Mathews

By:	/s/ Ryan J. Mathews